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                                                                    EXHIBIT 99.1

[CARDIOGENESIS LOGO]

NEWS RELEASE for August 10, 2005 AT 7:30AM EDT
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Contact:       Michael J. Quinn, Chairman and CEO, 714-649-5050
               Christine G. Ocampo, VP, CFO, 714-649-5066


                CARDIOGENESIS REPORTS 2005 SECOND QUARTER RESULTS

           Company Reports Record Handpiece Sales and 45% Increase in
                        Revenue Over Prior Year Quarter

FOOTHILL RANCH, CA (August 10, 2005) . . . Cardiogenesis Corporation (OTCBB:
CGCP.OB), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC) procedures, today announced results for its second quarter ended June 30, 2005.

        The Company reported that revenues in the second quarter of 2005 were $4.9 million compared to $3.4 million in the same period in 2004, an increase of 45 percent. Revenues in the 2005 second quarter were fueled by a 38% increase in handpiece unit sales and as well as a significant increase in laser sales. The Company reported a record 1,025 handpieces shipped worldwide in the second quarter, the highest quarterly handpiece sales performance in the last four years. Domestic handpiece shipments increased by 17% and international handpiece shipments increased considerably to 173 units compared to 12 units in the prior year quarter. For the first six months of 2005, revenues increased by 6% to $7.9 million, from revenues of $7.4 million in the same period last year.

        Chairman and CEO Michael J. Quinn commented on the second quarter results, "Our strong revenue performance was supported by an increase in disposable units and a good quarter for capital sales, and we're pleased with the significant growth in TMR disposable units achieved both domestically and internationally. $4.9 million for the quarter represents the second highest quarterly revenue performance during the past 4 years. We are seeing the initial benefits from our renewed international sales efforts, with a five fold increase in international sales compared to the prior year quarter. This is the result of establishing new distribution relationships in four targeted markets during the second quarter."

        Quinn stated, "Our success in significantly growing our TMR business in the second quarter is based upon: the market acceptance of our new SolarGen 2100s TMR console; the progress we are making in educating the medical community on the significant and enduring patient benefits of TMR as well as patient selection; and the growing interest of surgeons in learning the newest minimally invasive cardiovascular tools, the Robotic and Thoracoscopic PEARL delivery systems. We are leading the way to the future of TMR in providing surgeons with tools that are advancing the practice by addressing the concerns of patients and their doctors about the invasiveness of traditional surgical procedures."



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CARDIOGENESIS REPORTS 2005 SECOND QUARTER RESULTS
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        "We are especially encouraged by the interest level being expressed by hospitals around the country in utilizing their Intuitive Surgical da Vinci Robot for advanced cardiovascular procedures, including robotic TMR with the Cardiogenesis system," Quinn explained. "The first robotic TMR procedure completed at Centennial Hospital in Nashville by Dr. Louis A. Brunsting III utilized our Robotic 5.0 PEARL delivery system, the SolarGen 2100s console and the Intuitive Surgical da Vinci Robotic system. The procedure went as planned, and the patient was discharged angina free from the hospital just two days post procedure. This advanced procedure represents a dramatic improvement in the patient experience in regards to both hospitalization and total recovery time. This is especially true when compared to the previous bypass operation most of these patients have experienced, or even when compared to the initial TMR procedures completed through a thoracotomy."

        Sales, general and administrative expenses increased approximately $1.6 million from the prior year period to $4.3 million due primarily to increased headcount from sales and marketing expansion. Sales, general and administrative expenses in the first six months increased approximately $2.4 million from the prior year period to $8.1 million. In addition to the sales and marketing expansion, the company incurred higher costs attributed to an increased presence at trade shows and higher marketing expenses due to the initial clinical introduction of the Company's new minimally invasive product line. Research and development costs increased by $309,000 to $687,000 for the 2005 second quarter from the prior year quarter and increased by $368,000 to $1 million for the first six months of 2005 from the prior year period. The increase resulted from costs incurred for the development and study costs for the new minimally invasive TMR handpieces and the Company's investment in important research initiatives.

        The Company generated a loss from operations of $1 million and a net loss of $858,000 for the second quarter of 2005 and a loss from operations of $2.7 million and a net loss of $3.7 million for the first six months of 2005. The net loss includes non-operating, non-cash interest and other charges primarily resulting from the valuation of warrants and derivatives related to the convertible debt financing completed in October 2004.

        In addition to the progress made on the clinical implementation of the minimally invasive TMR delivery systems, the Company has made important progress with new product programs, including the development initiative for a TMR PLUS biologic delivery system. This advanced development program will take advantage of our proprietary holmium:YAG delivery technology, which acutely stimulates the tissue surrounding the transmural laser channels with a wave of thermo-acoustic energy.

        Mr. Quinn explained, "The precise pulsed delivery of our low power Ho:YAG wavelength to the myocardium creates a fertile region of stimulated tissue surrounding the channel. This is the region of tissue that has been shown to grow new micro vessels resulting in improved perfusion and regional mechanical function in controlled studies of chronic ischemic myocardium. We are working with research and clinical experts to developing tools for express biologic delivery in this fertile region immediately upon completion of the TMR channels. As the field of therapeutic angiogenesis approaches clinical viability, Cardiogenesis intends to provide advanced surgical delivery system options for optimizing patient outcomes utilizing our proprietary Ho:Yag TMR system in conjunction with delivery of biologic solutions. This will include advanced versions of our minimally invasive TMR delivery systems."

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CARDIOGENESIS REPORTS 2005 SECOND QUARTER RESULTS
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         "In the second quarter, we achieved significant progress on our top line revenue," Quinn commented. "We increased our total revenue by 45% in the second quarter compared to the prior year quarter. We are taking steps to support our continued revenue growth while drastically reducing our expense base moving forward. Our focus is on achieving consistent quarter to quarter profitability. In order to accomplish this, we have restructured the company in order to create a reduced break-even goal which requires a rigorous cost containment effort and a focus on new products and projects that will directly contribute to this goal in a timely manner."

        During the second quarter of 2005, the Company shipped 20 lasers and worldwide disposable shipments were 1,025 units. This compares to the shipment of 3 lasers and worldwide disposable shipments of 742 units in the second quarter of 2004.

CONFERENCE CALL

        Cardiogenesis will host a conference call today to discuss the Company's results for its second quarter and year ended June 30, 2005. The call will take place at 12:00 p.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company's website at www.cardiogenesis.com.

        Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

ABOUT CARDIOGENESIS CORPORATION

        Cardiogenesis is a medical device Company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company's market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company's minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.

        For more information on the Company and its products, please visit the Cardiogenesis company web site at www.cardiogenesis.com or the patient and physician website at www.heartofnewlife.com. heartofnewlife.com is a resource for patients and physicians which provides medical information on TMR


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CARDIOGENESIS REPORTS 2005 SECOND QUARTER RESULTS
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        With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company's sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company's control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company's ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company's ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company's ability to protect its intellectual property. Other factors that could cause Cardiogenesis' actual results to differ materially are discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2004, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and the Company's other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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                                  TABLE FOLLOWS


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CARDIOGENESIS REPORTS 2005 SECOND QUARTER RESULTS
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                            CARDIOGENESIS CORPORATION
               CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)
                                   (unaudited)


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
                                            THREE MONTHS ENDED          SIX MONTHS ENDED
                                                 JUNE 30,                    JUNE 30,
                                          ----------------------      ----------------------
                                             2005         2004          2005          2004
Net revenues                              $  4,885      $  3,376      $  7,876      $  7,417
Cost of revenues                               925           518         1,530         1,071
                                          --------      --------      --------      --------
    Gross profit                             3,960         2,858         6,346         6,346
                                          --------      --------      --------      --------

Operating expenses:
    Research and development                   687           378         1,037           669
    Sales, general and administrative        4,307         2,724         8,051         5,652
                                          --------      --------      --------      --------
        Total operating expenses             4,994         3,102         9,088         6,321
                                          --------      --------      --------      --------
           Loss from operations             (1,034)         (244)       (2,742)           25
Non-operating income, net                      176           (20)         (927)          (22)
                                          --------      --------      --------      --------
           Net income (loss)              $   (858)     $   (264)     $ (3,669)     $      3
                                          ========      ========      ========      ========

Net income (loss) per share -
basic and diluted                         $  (0.02)     $  (0.01)     $  (0.09)     $   0.00
                                          ========      ========      ========      ========

Shares used in
per share computations

        Basic                               42,808        41,279        42,356        40,885
                                          ========      ========      ========      ========

        Diluted                             42,808        41,279        42,356        41,404
                                          ========      ========      ========      ========
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CARDIOGENESIS REPORTS 2005 SECOND QUARTER RESULTS
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                            CARDIOGENESIS CORPORATION
                    CONDENSED AND CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                                                             JUNE 30,       DECEMBER 31,
                                                                               2005             2004
                                                                             --------       ------------
ASSETS


      Cash and cash equivalents                                               $ 2,258         $ 4,740
      Accounts receivable, net                                                  3,133           3,578
      Inventories                                                               2,964           1,782
      Property and equipment, net                                                 602             601
      Restricted cash                                                           2,539           2,884
      Other assets                                                              1,923           2,098
                                                                              -------         -------
          Total assets                                                        $13,419         $15,683
                                                                              =======         =======


LIABILITIES AND SHAREHOLDERS' EQUITY


      Accounts payable, accrued liabilities, and other liabilities            $ 3,912         $ 2,675
      Deferred revenue                                                            583             658
      Secured convertible term note and related long term obligations           6,782           7,615
      Shareholders' equity                                                      2,142           4,735
                                                                              -------         -------
          Total liabilities and shareholders' equity                          $13,419         $15,683
                                                                              =======         =======
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